EXHIBIT 99.1

Company contacts:
Bob Blair
Investor Relations
949.672.7834
robert.blair@wdc.com

Steve Shattuck
Public Relations
949.672.7817
steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WD ANNOUNCES FIRST QUARTER REVENUE OF
$824 MILLION AND NET INCOME OF $0.14 PER SHARE

Company Generates $93 Million in Cash from Operations, Ships 14.2 Million Units,
Including 1.8 Million Units for Personal Entertainment Applications

LAKE FOREST, Calif. — Oct. 25, 2004 — Reflecting sustained strong financial performance and operational excellence, Western Digital Corp. (NYSE: WDC) today reported revenues of $824 million on shipments of approximately 14.2 million units, and net income of $30.4 million, or $.14 per share, for its first fiscal quarter ended Oct. 1, 2004.

     A year ago in the Sept. 2003 quarter, WD produced revenue of $714 million, shipped approximately 11.3 million units and earned $5.0 million, or $0.02 per share. On a year-over-year basis, revenue grew 15 percent and units increased 26 percent. Net income in the year-ago period included $50.4 million of start-up expenses and other one-time charges related to the Read-Rite asset acquisition.

     Matt Massengill, chairman and chief executive officer, stated: “The WD commitment to quality, reliability and flexibility delivers a business model that advantages us in the competitive, high-volume markets we serve. This is reflected in our sustained industry-leading financial

Western Digital Announces First Quarter Revenue of
$824 Million and Net Income of $0.14 Per Share

performance over the last several quarters and in our better-than-expected first quarter results. As a result of this commitment, we have been able to earn higher levels of business with leading OEM customers.” In the first quarter, OEM customers accounted for approximately 59 percent of revenue, versus 53 percent of revenue in both the preceding and year ago periods.

     “In the first quarter, we met seasonally stronger demand from our customers in the desktop PC and personal entertainment markets,” Massengill said. “We shipped approximately 1.8 million hard drives into personal entertainment applications such as game consoles and digital video recorders, as we continued to expand our presence in markets outside our traditional stronghold of desktop PCs. As part of that same growth strategy, we successfully launched volume production of our WD Scorpio™ family of mobile hard drives to address the growing notebook PC market and of our WD Caviar® RAID Edition hard drives, which are designed and manufactured to deliver enterprise-class reliability in a host of server applications.

     “From a balance sheet perspective, our cash at the end of the quarter grew to $405 million, an increase of $27 million from the June quarter. We generated $93 million in cash from operations, and we repurchased approximately 2.1 million shares of common stock for approximately $15 million, for a total of approximately 4.1 million shares repurchased at a total cost of $31 million since the program’s inception in May 2004.”

     The investment community conference call to discuss these results and the company’s outlook will be broadcast live over the Internet today at 2 p.m. PDT/5 p.m. EDT and archived at the following link: http://www.westerndigital.com/invest — click on Conference Calls. A

Western Digital Announces First Quarter Revenue of
$824 Million and Net Income of $0.14 Per Share

telephone replay will also be available at 800.876.4652 (toll-free) or 402.220.5326 (international).

About WD

     WD, one of the storage industry’s pioneers and long-time leaders, provides products and services for people and organizations that collect, manage and use digital information. The company produces reliable, high-performance hard drives that keep users’ data close-at-hand and secure from loss.

     WD was founded in 1970. The company’s storage products are marketed to leading systems manufacturers and selected resellers under the Western Digital and WD brand names. Visit the Investor section of the company’s Web site (www.westerndigital.com) to access a variety of financial and investor information.

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     Western Digital is a registered trademark and WD and the Western Digital logo are trademarks of Western Digital Technologies, Inc. All other trademarks herein are property of their respective owner.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)
(unaudited)

	Three Months Ended
	Oct. 1,	Jul. 2,	Sep. 26,
	2004	2004	2003
Revenue, net	$823.6	$748.8	$714.2
Cost of revenue	710.5	647.9	618.0

Gross margin	113.1	100.9	96.2

Operating expenses:
Research and development	54.0	46.8	63.7
Selling, general and administrative	27.9	24.3	27.6

Total operating expenses	81.9	71.1	91.3

Operating income	31.2	29.8	4.9
Net interest and other income (expense)	—	(0.1)	0.3

Income before income taxes	31.2	29.7	5.2
Income tax expense	(0.8)	(0.1)	(0.2)

Net income	$30.4	$29.6	$5.0

Net income per common share:
Basic	$.15	$.14	$.02

Diluted	$.14	$.14	$.02

Common shares used in computing per share amounts:
Basic	205.2	206.5	204.1

Diluted	212.6	215.5	215.9

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)
(unaudited)

	Oct. 1,	Jul. 2,
	2004	2004
ASSETS
Current assets:
Cash and cash equivalents	$405.2	$377.8
Accounts receivable, net	400.7	313.1
Inventories	144.3	148.6
Other	17.4	17.8

Total current assets	967.6	857.3
Property and equipment, net	304.0	274.7
Other assets, net	23.4	27.2

Total assets	$1,295.0	$1,159.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$535.6	$434.9
Accrued expenses	160.3	136.8
Current portion of long-term debt	19.8	15.2

Total current liabilities	715.7	586.9
Long term debt	47.7	52.7
Other liabilities	24.1	32.0
Shareholders’ equity:
Common stock	2.1	2.1
Additional paid-in capital	657.9	668.4
Accumulated deficit	(152.5)	(182.9)

Total shareholders’ equity	507.5	487.6

Total liabilities and shareholders’ equity	$1,295.0	$1,159.2